EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-198682 and 33-22846 on Forms S-8 of Seacoast Banking Corporation of Florida of our report dated June 26, 2015, except for the supplemental Schedule G, Part III – Nonexempt Transactions and Note 10 as to which the date is October 15, 2015, appearing in this Annual Report on Form 11-K of Retirement Savings Plan for Employees of Seacoast National Bank for the year ended December 31, 2014.

/s/Crowe Horwath LLP
Crowe Horwath LLP

South Bend, Indiana

October 15, 2015